UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	August 28, 2014 (August 22, 2014)

WEX INC.
(Exact name of registrant as specified in its charter)

Delaware	001-32426	01-0526993
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

97 Darling Avenue, South Portland, ME	04106
Address of principal executive offices	Zip Code

Registrant's telephone number, including area code	(207) 773-8171

Not Applicable
(Former name or former address if changes since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into Material Definitive Agreement.

On August 22, 2014, WEX Inc., a Delaware corporation (the “Company”), entered into the agreements described below to modify certain terms of its existing bank borrowing agreements in order to permit the additional financings and investments necessary to facilitate the consummation of the transactions under the Agreement for the Sale of the Esso Card Business by and among the Company, WEX Europe Services Limited, Exxon Mobile Petroleum & Chemical BVBA, Esso Petroleum Company Limited and the other Sellers party thereto, dated July 10, 2014.

Amendment and Restatement Agreement

On August 22, 2014, the Company, entered into an Amendment and Restatement Agreement (the “Amendment Agreement”), among the Company, the lenders party thereto (the “Lenders”), and Bank of America, N.A., as administrative agent. Pursuant to the Amendment Agreement, certain Lenders (the “Consenting Lenders”) party to the Amended and Restated Credit Agreement, dated as of January 18, 2013 (the “First Amended Credit Agreement”), among the Company, as borrower, Wright Express Card Holdings Australia Pty Ltd, a wholly-owned subsidiary of the Company, as specified designated borrower (“Card Holdings Australia”), Bank of America, N.A., as administrative agent, swing line lender and L/C issuer (“Bank of America”), and the other lenders party thereto, consented to the amendment and restatement of the First Amended Credit Agreement in the form of a Second Amended and Restated Credit Agreement, dated as of August 22, 2014 (the “Credit Agreement”), among the Company, Card Holdings Australia as specified designated borrower (together with the Company, the “Borrowers”), and Bank of America on behalf of the Consenting Lenders.

The Amendment Agreement (i) provides for a new tranche of term loans under the Credit Agreement in an aggregate principal amount equal to $222.5 million on the terms and conditions set forth in the Credit Agreement, (ii) modifies certain of the negative covenants as described below in the description of the Credit Agreement and (iii) provides for the addition of Wright Express International Holdings Limited as a designated borrower, subject to specified conditions precedent.

Second Amended and Restated Credit Agreement

On August 22, 2014, the Company entered into the Credit Agreement. The Credit Agreement provides for a term loan facility in an amount equal to $500 million that matures on January 31, 2018, and a $700 million secured revolving credit facility, with a $150 million sublimit for letters of credit and a $20 million sublimit for swingline loans, that terminates on January 31, 2018.

The Credit Agreement amends and restates the First Amended Credit Agreement. The Credit Agreement increases the outstanding amount of the term loans from $277.5 million to $500 million, and does not change the amount of the $700 million revolving loan. A portion of the indebtedness owing under the Credit Agreement is the same indebtedness as formerly evidenced by the First Amended Agreement.

Proceeds from the Credit Agreement may be used for working capital purposes, acquisitions, payment of dividends and other restricted payments, refinancing of indebtedness, and other general corporate purposes.

Amounts outstanding under the Credit Agreement bear interest at a rate equal to, at the Company’s option, (a) the Eurocurrency Rate, as defined in the Credit Agreement, plus a margin of 1.25% to 2.75% based on the ratio of consolidated funded indebtedness of the Company and its subsidiaries to consolidated EBITDA or (b) the highest of (i) the Federal Funds Rate plus 0.50%, (ii) the prime rate announced by Bank of America, and (iii) the Eurocurrency Rate plus 1.00%, in each case plus a margin of 0.25% to 1.75% based on the ratio of consolidated funded indebtedness of the Company and its subsidiaries to consolidated EBITDA. In addition, the Company has agreed to pay a quarterly commitment fee at a rate per annum ranging from 0.20% to 0.45% based on the ratio of consolidated funded indebtedness of the Company and its subsidiaries to consolidated EBITDA of the daily unused portion of the Credit Agreement.

The Credit Agreement contains customary representations and warranties, as well as affirmative and negative covenants. Affirmative covenants include financial and other reporting, payment of obligations, preservation of existence, maintenance of properties, maintenance of insurance, compliance with laws, maintenance of books and records, granting of inspection rights, use of proceeds, maintenance of all authorizations and approvals, and the addition of certain domestic subsidiaries to the Domestic Subsidiary Guaranty (as defined below), certain foreign subsidiaries to the Foreign Subsidiary Guaranty (as defined below), certain subsidiaries to the Pledge Agreement (as defined below) and the stock of certain foreign subsidiaries to the Pledge Agreement. Negative covenants include limitations on liens and investments, limitations on incurrence or guarantees of indebtedness, limitations on mergers, consolidations, asset sales and acquisitions, limitations on dividends and other restricted payments, limitations on affiliate transactions, and limitations on sale and leaseback transactions. In particular, the Company is not permitted to make any restricted payments (which includes any dividend or other distribution) except that, if there is no Default or Event of Default (as defined in the Credit Agreement), the Company may (i) declare and make dividend payments or other distributions payable solely in the common stock or other common equity interests, (ii) purchase, redeem or otherwise acquire equity interest issued by it with the proceeds received from the substantially concurrent issue of new shares of its qualified stock, (iii) make restricted payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Company and its subsidiaries, (iv) make restricted payments, provided that after giving effect to each such restricted payment and any related transactions (including any related incurrence of indebtedness), the ratio of consolidated funded indebtedness of the Company and its subsidiaries to consolidated EBITDA for the last period of four fiscal quarters shall be less than 2.50:1.00, calculated on a pro forma basis, or (v) make other restricted payments (including cash dividends) of up to $50 million in any fiscal year if it is in pro forma compliance with the financial ratios described below. The Credit Agreement also requires that the Company maintain at the end of each fiscal quarter the following financial ratios:

•	a consolidated EBIT to consolidated interest charges ratio of no less than 3.00 to 1.00, measured quarterly; and

•
a consolidated funded indebtedness (excluding the amount of consolidated funded indebtedness due to permitted securitization transactions) to consolidated EBITDA ratio of no more than 3.25 to 1.00, measured quarterly.

The Company may elect to increase the permissible ratio under the latter financial covenant to 3.75 to 1.00 (for four fiscal quarters) or to 4.25 to 1.00 (for two fiscal quarters) in connection with certain acquisitions.

The Credit Agreement contains customary events of default, including, among others, non-payment of principal, interest or other amounts when due, violation of covenants, inaccuracy of representations and warranties in any material respect, cross-defaults with other indebtedness, the occurrence of certain ERISA or bankruptcy or insolvency events, certain undischarged judgments, the occurrence of a Change in Control (as defined in the Credit Agreement), the occurrence of certain regulatory or other enforcement actions against WEX Bank, a Utah industrial bank and a wholly-owned subsidiary of the Company, the cessation of a valid and perfected first priority lien pursuant to the Collateral Documents (as defined in the Credit Agreement), and the termination of subordination provisions of any document evidencing any subordinated indebtedness. Upon the occurrence and during the continuance of an event of default under the Credit Agreement, the Lenders may declare the loans and all other obligations under the Credit Agreement immediately due and payable.

The obligations of the subsidiary Borrowers under the Credit Agreement are guaranteed by the Company. In accordance with the terms of the Credit Agreement, the Company executed an Amended and Restated Guaranty, dated as of August 22, 2014, in favor of Bank of America and the Lenders, amending and restating the Guaranty, dated as of May 23, 2011 (the “Guaranty”), between the Company and Bank of America, as administrative agent.

The obligations of the Borrowers under the Credit Agreement are guaranteed by Wright Express Fueling Solutions, Inc., FleetOne Holdings, LLC, FleetOne, L.L.C., TransPlatinum Service, LLC, EB Holdings Corp., EB Holdings II Corp., Evolution1, Inc., Wright Express Holdings 2, LLC (“Wright Express 2”), and Wright Express Holdings 3, LLC (“Wright Express 3”), each a direct or indirect wholly-owned subsidiary of the Company (collectively, the “Guarantors”). In accordance with the terms of the Credit Agreement, the Company and the Guarantors executed an Amended and Restated Domestic Subsidiary Guaranty, dated as of August 22, 2014, in favor of Bank of America and the Lenders, amending and restating the Domestic Subsidiary Guaranty, dated May 23, 2011, between the Company, the domestic subsidiary gurantors party thereto, and Bank of America, as administrative agent.

The obligations of the Borrowers under the Credit Agreement are secured by a pledge of 65% of the stock of Card Holdings Australia and 65% of the partnership interests in Wright Express Holdings 4, LP, a limited partnership in which Wright Express 2 and Wright Express 3 together own 100% of the partnership interests. In accordance with the terms of the Credit Agreement, the Company, Wright Express 2, and Wright Express 3 executed an Amended and Restated Pledge Agreement, dated as of August 22, 2014, in favor of Bank of America and the Lenders, amending and restating the Pledge Agreement, dated as of May 23, 2011, between the Company and Bank of America, as administrative agent.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934 the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEX INC.

Date:	August 28, 2014	By:	/s/ Steven A. Elder
Steven A. Elder
Senior Vice President and Chief Financial Officer
(principal financial and accounting officer)